Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR AND MEDIA CONTACT:
Meg Wade (626) 535-5905
INDYMAC BANCORP ANNOUNCES FOURTH QUARTER EPS OF $0.97, DOWN 8%
— Company Reports Record Quarterly Mortgage Production of $26 Billion and
Record Quarterly Mortgage Market Share of 4.51%, Up 80% —
— 2006 EPS at All-Time Record of $4.82, up 9% Over 2005 —
— Board of Directors Declares Quarterly Cash Dividend of $0.50 —
PASADENA, Calif. — January 25, 2007 — IndyMac Bancorp, Inc. (NYSE: NDE, “Indymac®” or the “Company”), the holding company for IndyMac Bank, F.S.B. (“Indymac Bank®”), today reported net earnings of $72 million, or $0.97 per share, for the fourth quarter of 2006, compared with net earnings of $70 million, or $1.06 per share, in the fourth quarter of 2005, representing a 3 percent increase in net earnings and an 8 percent decrease in earnings per share (EPS). The 2005 amounts have been retrospectively adjusted to reflect stock option expenses due to the adoption of Statement of Financial Accounting Standards No. 123 (R), Share-Based Payment. Indymac has filed a Form 8-K with the Securities and Exchange Commission, which is intended to provide review and analysis of Indymac’s financial position and results of operations similar to the information generally provided in Indymac’s quarterly Form 10-Q filings. The Form 8-K is available on Indymac’s Website at www.indymacbank.com.
Highlights of Fourth Quarter 2006 Compared with Fourth Quarter 2005
•	Net revenues of $319.5 million, up 14 percent.

•	Net earnings of $72 million, up from $70 million.

•	EPS of $0.97, down 8 percent.

•	$1.8 billion in capital deployed in operating segments, up $561 million, or 44 percent, representing 93 percent of total capital versus 84 percent in the fourth quarter of 2005.

•	ROE of 15 percent, compared to 19 percent.

•	Record total assets of $29.5 billion, up 37 percent.

•	Record mortgage loan production of $26 billion, up 44 percent.

•	Record mortgage market share [1] of 4.51 percent based on the MBA’s January 2007 Mortgage Finance Forecast, up 80 percent from 2.51 percent in the fourth quarter of 2005.

•	Pipeline of mortgage loans in process of $11.8 billion at Dec. 31, 2006, up 13 percent.

•	Record portfolio of mortgage loans serviced for others of $140 billion at Dec. 31, 2006, up 65 percent.

•	Record total number of consumer customers of 829,000, up 43 percent.

•	Efficiency ratio of 64 percent, compared to 58 percent one year ago, and total expenses to loan production of 80 basis points, compared to 88 basis points one year ago.
Highlights of Full Year 2006 Compared with Full Year 2005
•	Record net revenues of $1.3 billion, up 22 percent.

•	Record net earnings of $343 million, up 17 percent.

•	Record EPS of $4.82, up 9 percent.

•	ROE of 19 percent, compared to 21 percent.

•	Record average earning assets of $26 billion, up 32 percent.

•	Record mortgage loan production of $90 billion, up 48 percent.

•	Record mortgage market share [1] of 3.59 percent based on the MBA’s January 2007 Mortgage Finance Forecast, up 79 percent from 2.01 percent last year.

•	Efficiency ratio of 58 percent, compared to 55 percent a year ago, and total expenses to loan production of 86 basis points, compared to 99 basis points.
Solid Fourth Quarter and Full Year 2006 Results in the Face of Challenging Times
“For the quarter, we earned $72 million, or $0.97 per share, which represents a solid 14.6 percent ROE, in a challenging market for housing and the mortgage business,” commented Michael W. Perry, Indymac’s Chairman and Chief Executive Officer. “However, I and the rest of Indymac’s management team are clearly disappointed with these results because they were considerably below our normal earnings growth and ROE levels and fell far short of what we had forecasted for the quarter. In

[1] Our market share is calculated based on our total loan production, both purchased (correspondent and conduit) and originated (retail and wholesale), in all channels (the numerator) divided by the Mortgage Bankers Association (“MBA”) January 8, 2007 Mortgage Finance Long-Term Forecast estimate of the overall mortgage market (the denominator). See Form 8-K dated January 25, 2007 for further details.

response, I want to assure our shareholders that we are redoubling our efforts to both improve our earnings and tighten up our forecasting processes.”
“Notwithstanding our earnings shortfall for the fourth quarter,” continued Perry, “for the full year 2006, we achieved record mortgage loan production, net income and EPS and earned a strong 19 percent ROE, reflecting the strength of our hybrid thrift/mortgage banking business model and solid execution against our strategic plan.
“Tough times, like what we are now facing, are when companies like Indymac can gain ground on the competition—and that is exactly what we are doing. We had a strong quarter for loan production, with $26 billion in total loans produced, up 8 percent over the prior quarter and 44 percent over Q4-05. With these production gains, we grew our estimated market share1 to 4.51 percent in the fourth quarter versus 3.83 percent in the third quarter and 2.51 percent one year ago.
“At the same time, we maintained reasonable and prudent credit quality in our mortgage loan production. Our fourth quarter production consisted of 97 percent prime loans and 3 percent subprime. The $22 billion of our loan production that we were able to evaluate using S&P’s LEVELS model had an estimated lifetime loss percentage of 84 basis points, average FICO of 703 and average combined loan-to-value (CLTV) ratio of 81 percent, as compared to 82 basis points lifetime loss, 702 FICO and 81 percent CLTV in the prior quarter, and 74 basis points lifetime loss, 700 FICO and 78 percent CLTV in Q4-05. Also, our mortgage production segment was solidly profitable for the quarter, earning $71 million, up slightly over the prior quarter and up 17 percent over the fourth quarter of 2005.
“Bottom line, we are gaining market share, maintaining reasonable credit quality in our mortgage production and earning solid profits, while the mortgage industry, as a whole, is struggling. While no one knows for sure how long the current downturn will last and how severe it will get, when the mortgage business does turns around, I am confident that Indymac will come out of this down cycle stronger than ever.”

Capital Allocations and Performance by Business Segment
“We deployed a record $1.8 billion in capital during the quarter in our main business segments — mortgage production, mortgage servicing rights, and the thrift,” continued Perry. “While for the third quarter I reported that ‘we fired on all three cylinders’ with respect to these segments, this quarter saw erosion in the ROEs of each, given the challenging market conditions which have resulted in increased credit costs and narrower net interest and mortgage banking revenue margins.”
Mortgage Production
“While we achieved records for loan production and market share, we are not happy with the fact that earnings from the mortgage production segment did not grow this quarter versus last,” commented Richard Wohl, Indymac Bank’s President. “Our mortgage banking revenue margin declined to 91 basis points during the fourth quarter from 103 basis points in the prior quarter and 110 basis points in Q4-05. Market conditions contributed to the margin erosion in the form of a shift in our production mix from higher margin ARM loans to lower margin fixed rate loans and increased credit costs related to marking-to-market delinquent loans held for sale and increasing our secondary marketing loan repurchase reserve. In addition, our less predictable Conduit business accounted for 39 percent of our production volume during the quarter versus 31 percent one year ago. While the Conduit may have lower profit margins, it earned a solid 29 percent ROE for the quarter on net earnings of $17 million, up 56 percent from one year ago. Contributing strongly again was Financial Freedom, the Company’s reverse mortgage subsidiary, which had record net earnings of $18.7 million, up 15 percent from the prior quarter and more than double Q4-05, and achieved an ROE of 58 percent. Overall, the mortgage production segment earned a 42 percent ROE, which was down from 53 percent in the third quarter and 54 percent in Q4-05. Looking ahead, there will likely be further erosion in mortgage banking revenue margins and overall profitability before the current down cycle eventually turns up.”
Mortgage Loan Servicing
The Company’s portfolio of loans serviced for others increased to $140 billion in the fourth quarter, up 12 percent over the third quarter and 65 percent year over year. However, net earnings for the segment were $14.8 million, down 26 percent from the prior quarter and 5 percent from the same quarter last year. The ROE was also down, to 20 percent for the fourth quarter from 30 percent in the third quarter and 38 percent one year ago.

Commenting on the earnings and ROE declines, John Olinski, EVP in charge of Secondary Marketing and Retained Assets, stated, “While we hedge the servicing asset very well, hedging is not a perfect science, and the imprecision associated with hedging can cause a certain level of quarterly earnings volatility. For the fourth quarter the ROE fell to 20 percent, which is a more realistic level than the outsized and unsustainable ROE levels we achieved in the third quarter and one year ago. Over time we have managed the interest rate risk of the servicing asset well, as illustrated by our year over year performance. For all of 2006, a year which had considerable interest rate risk and volatility, we had strong performance, earning $66 million, up 120% from 2005, and achieving a 26 percent ROE versus a 22 percent ROE in 2005.
“While we will likely see continued quarterly earnings volatility from the servicing asset going forward, we should be able to achieve stable earnings growth over time if we hedge this asset correctly. Growth will come from continued strong growth in the servicing portfolio as we continue to grow our production volumes. Stability will come from the fact that, unlike our other business segments, servicing is not subject to the competitive margin pressures and credit risks that come with the housing and mortgage production cycles. Over time we expect our ROEs from the servicing asset to be in the range of 18 percent to 23 percent.”
Residuals and Non-Investment Grade Securities
This asset class, which totaled $331 million as of December 31, 2006 and 1.1 percent of the Company’s total assets, includes prime and subprime mortgage residuals and non-investment grade securities, as well as HELOC and lot loan residuals which are accounted for in the Thrift segment.
The combined net earnings for this portfolio were $1.7 million for the fourth quarter, down 85 percent from the prior quarter and 76 percent from the same quarter last year. These earnings translated into an ROE of 3.6 percent for the quarter, down from 24 percent in the third quarter and 23 percent one year ago.
“We are clearly not satisfied with the performance of these portfolios during the quarter, but we feel that this quarter’s performance was an aberration that will likely not recur in the future,” continued Olinski. “Two main factors drove the earnings decline. First, we implemented a new, more refined prepayment model for our residual securities that resulted in a one-time downward valuation adjustment of $5 million. Going forward the new model will enable us to hedge these assets more effectively, improving our performance. Second, HELOC residual securities from 2004 incurred a $6.5 million write-down for credit impairment required by GAAP accounting that we feel does not reflect the true economics of these securities. These securities are callable over the next 4-24 months, and, accordingly, we expect to book gains during this time period more than offsetting the fourth quarter write-downs, such that we expect strong overall returns on our 2004 HELOC residual securities over their lives.
“Looking at the portfolio of residuals and non-investment grade securities over a longer time period, our performance has been strong. ROEs for 2004 and 2005 were 27 percent and 26 percent, respectively, and 2006’s full year ROE of 17 percent was significantly impacted by the fourth quarter’s poor performance. In coming quarters, we expect the ROE will return to a more normal range of 15 percent to 20 percent.”
Thrift Portfolio
Net earnings for the thrift portfolio, which consists of single family residential mortgage loans (whole loans), consumer and subdivision construction loans, and mortgage backed securities (MBS), were $25 million, down 30 percent from the third quarter and 23 percent from one year ago. “Even though we increased our average earning assets in the thrift investment portfolio, our net interest margin declined substantially to 1.64 percent in the fourth quarter from 2.02 percent both in the third quarter and one year ago,” noted Blair Abernathy, Indymac’s Chief Investment Officer. “The compression in net interest margin was due primarily to an increased cost of funds for our whole loan and MBS portfolios. Longer term, fixed-rate funding for these portfolios of approximately $1.5 billion at roughly a 2.95 percent cost of funds matured during the quarter and was replaced at a significantly higher funding cost. This has resulted in a more permanent shift in our net interest margin, such that the 1.64 percent margin realized during the quarter is likely what we can expect going forward. In retrospect, we should have more properly planned for this happening.
“Net earnings for the fourth quarter were also negatively impacted by a GAAP $6.5 million credit-related valuation write-down on HELOC residual securities (noted above) and an increase in the loan loss provision to $9 million from $5 million in the prior quarter and $1.6 million in Q4-05. As a result of the earnings decline, the thrift portfolio produced an ROE of 14 percent, below our expectations, versus 20 percent in the prior quarter and 22 percent one year ago. Going forward, we believe the ROE for this portfolio should be in a range of 15 percent to 20 percent. We are clearly not happy about the fact that the fourth quarter’s performance fell below this range, and we will provide updates on steps we are taking to improve performance as the year progresses.”
Non-performing Assets and Charge-offs Increase from Historic Low Levels
Non-performing assets to total assets increased to 63 basis points during the quarter from 51 basis points in the third quarter and 34 basis points in Q4-05. Net charge-offs increased to $7.6 million during the quarter from $1.9 million both in the prior quarter and one year ago. “We have previously noted that the historically low NPAs and charge-offs we have experienced over the last few years were unsustainable, and, indeed, we saw erosion in our credit metrics during the fourth quarter. In light of this, we are increasing our provision for loan losses,” commented Scott Keys, Indymac’s Chief Financial Officer. “We expect current credit conditions to worsen further in 2007 in connection with the housing market cycle and therefore are planning for significant increases in loan loss provisions and charge-offs in 2007 versus 2006. Nonetheless, we believe that our credit losses will remain manageable inasmuch as 94 percent of our assets consists of low credit risk assets (cash and FHLB stock, investment grade MBS securities, mortgage loans held-for-sale, mortgage loans held-for-investment, MSRs and consumer construction loans). In addition, our $6.5 billion single-family mortgage held-for-investment loan portfolio is of prime credit quality, with original average combined loan-to-value ratios (CLTVs) of 73 percent, current average CLTV ratios estimated to be 61 percent, and an average FICO score of 716.”
Operating Expenses
Total operating expenses of $211 million were up 4 percent over the third quarter and 29 percent year over year. “Operating expenses were driven by continued growth in the Company’s three business segments and the continued build-out of the nationwide network of mortgage production centers,” continued Keys. “While our ratios of expenses to total loan production, to the loan servicing portfolio and to average earning assets all improved, erosion in our revenue margins led to a worsening of the efficiency ratio to 64 percent versus 58 percent both in the prior quarter and in the fourth quarter of 2005. This ratio is disappointing, and we will be taking a number of steps to remedy this situation in 2007.”

Action Plan for 2007 and Future Outlook
In response to the current market environment, the Company has developed an action plan to improve its efficiency and operating performance that includes the following elements:
1.	Control over labor costs
•	Continue the hiring freeze on non-revenue generating personnel

•	Freeze base salaries company-wide

•	Continue to employ significant variable compensation tied to revenue and EPS growth, which automatically reduces compensation expense as revenue and EPS decline

•	Increase outsourcing from 9 percent of workforce to 13.5 percent by 2007 year-end
2.	Control over non-labor costs — initial goal to cut expenses 5 percent from Q4-06

3.	Incubator initiatives
•	Reprioritize Incubator initiatives to ideas with immediate payback opportunities

•	Establish “SWAT” team to help improve existing business execution
“Notwithstanding our plan to improve our overall efficiency and performance, we anticipate that 2007 will be a very challenging year,” stated Perry. “The MBA is forecasting a 5 percent decline in industry mortgage originations to $2.4 trillion, following 2006’s 17 percent decline. While we expect to continue to capture market share, we also believe that competition will be fierce and the housing market will be challenging. As a result, we believe that in 2007 our revenue margins will remain under pressure and credit quality will likely worsen to more normalized levels. We are working on an updated forecast for 2007, but this is not yet completed to our new, more rigorous standards. At this point we are only comfortable giving broad guidance. With this caveat, we anticipate that our ROE for 2007 will range from 12.5 percent to 17.5 percent, with a base case of 15 percent, equating to EPS of roughly $4.15. As the operating environment for our business becomes clearer and we complete our more rigorous forecasting process, we plan to provide updated guidance during the year. Finally, I want to reiterate that neither I nor the rest of Indymac’s management team are happy with our fourth quarter performance. We are also not pleased with our earnings guidance for 2007, and I can assure you that we will be doing everything possible to improve our results going forward.”

Plans to Enhance Shareholder Value
Based on Indymac’s operating performance and financial position — including earnings, capital and liquidity — and its commitment to shareholder value, Indymac’s Board of Directors declared a cash dividend of $0.50 per share. This equals the dividend paid last quarter and represents an increase of 14 percent from the dividend declared and paid in the first quarter of 2006. The cash dividend is payable March 8, 2007 to shareholders of record on February 8, 2007.
Additionally, Indymac’s Board of Directors has authorized an increase in the Company’s stock repurchase program to a total allocation of $300 million, and the Company expects to execute on this program beginning in the first quarter of 2007. The Board of Directors of Indymac Bank has also authorized the issuance of $500 million in non-cumulative preferred shares and $200 million in senior subordinated debt to fund the Company’s expected continued asset growth and the stock repurchase program. “Once fully implemented, these elements are expected to work together to enhance earnings and shareholder value,” noted Keys.
Gabrielle E. Greene Joins Board of Directors of Indymac Bank
Indymac is pleased to welcome Gabrielle E. Greene to the Board of Directors of Indymac Bank. “We are delighted to have someone of Gabrielle’s experience as an addition to Indymac Bank’s Board,” said John Seymour, Indymac Director and Chairman of the Corporate Governance Committee. “Her experience on both sides of a public company—as a chief financial officer and a director, as well as an investment manager—will bring a broad and valuable perspective to the Bank’s Board.”
Greene is a General Partner of Rustic Canyon/Fontis Partners, a private equity fund based in Pasadena, California, and previously served as CFO of Gluecode Software, as well as Crown Services, a general partner of the Citigroup sponsored BE/Greenwich Street Equity Fund. She has also been a principal of HPB Associates, a New York based hedge fund. From 1992 to 1994 Greene was the founding managing director of the Commonwealth Enterprise Fund in Boston, and from 1987 to 1992 Greene was a principal at UNC Partners in Boston, where she was responsible for private equity investments in diverse industries. Greene has more than 15 years experience in the financial services industry. She holds an MBA from Harvard Business School and a J.D. from Harvard Law School. She also serves on the boards of Bright Horizons, where she serves on the audit committee, and Whole Foods, where she is chairman of the audit committee and a member of the compensation committee. Along with Director

Stuart A. Gabriel, she is one of two directors whose sole focus is Indymac Bank. Greene has joined the Bank’s Audit and Compliance & Technology Committees.
Lydia H. Kennard, a director of Indymac Bank since May 2002, will now also serve as a director of Indymac Bancorp, Inc. Kennard is the Chair of the Bank’s Compliance and Technology Committee as well as a member of both the Bancorp and Bank Strategic and Financial Planning Committees.
Conference Call
On Thursday, January 25, 2007, at 8:00 a.m. PT, Michael W. Perry, Chairman and Chief Executive Officer, will host a live Web cast and conference call to discuss the results of the fourth quarter in greater detail, followed by a question and answer session. A slide presentation will accompany the Web cast/conference call and can be accessed along with Indymac’s Form 8-K via Indymac Bank’s home page at www.indymacbank.com.
If you would like to participate:
•	Internet Web cast access is available at: www.indymacbank.com

•	The telephone dial-in number is (877) 502-9274 or (913) 981-5584 (international); access code #9448230; and

•	The replay number is (888) 203-1112 or (719) 457-0820 (international); access code #9448230.
To participate on the call, please dial in 15 minutes prior to the scheduled start time. The conference call will be replayed continuously beginning at 12:00 p.m. PT on January 25, 2007, through 10:00 a.m. PT on January 30, 2007, and will be available on Indymac’s Website at www.indymacbank.com. We will also have available, 24-hours after the live call, an MP3 downloadable file of the full earnings review and Q&A session at www.indymacbank.com.
About Indymac Bank
IndyMac Bancorp, Inc. (NYSE: NDE) (Indymac®) is the holding company for IndyMac Bank, F.S.B. (Indymac Bank®), the 7th largest savings and loan and the 2nd largest independent mortgage lender in the nation. Indymac Bank, operating as a hybrid thrift/mortgage banker, provides cost-efficient financing for the acquisition, development, and improvement of single-family homes. Indymac also provides financing secured by single-family homes and other banking products to facilitate consumers’ personal financial goals.

With an increased focus on building customer relationships and a valuable consumer franchise, Indymac is committed to becoming a top six mortgage lender in the U.S. by 2010, while maintaining annualized earnings per share growth in excess of 15 percent. The company is dedicated to continually raising expectations and conducting itself with the highest level of ethics.
For more information about Indymac and its affiliates, or to subscribe to the company’s Email Alert feature for notification of company news and events, please visit http://about.indymacbank.com/investors.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. The words “anticipate,” “believe,” “estimate,” “expect,” “project,” “plan,” “forecast,” “intend,” “goal,” “target,” and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, many of which cannot be predicted or quantified. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, the effect of economic and market conditions including industry volumes and margins; the level and volatility of interest rates; the Company’s hedging strategies, hedge effectiveness and asset and liability management; the accuracy of subjective estimates used in determining the fair value of financial assets of Indymac; the credit risks with respect to our loans and other financial assets; the actions undertaken by both current and potential new competitors; the availability of funds from Indymac’s lenders and from loan sales and securitizations to fund mortgage loan originations and portfolio investments; the execution of Indymac’s growth plans and ability to gain market share in a significant market transition; the impact of disruptions triggered by natural disasters; the impact of current, pending or future legislation, regulations or litigation; and other risk factors described in the reports that Indymac files with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and its reports on Form 8-K.
While all of the above items are important, the highlighted items represent those that, in management’s view, merit increased focus given current conditions.
CONTACT: IndyMac Bancorp, Inc.
Meg Wade
Phone: (626) 535-5905
E-mail: meg.wade@indymacbank.com